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         SOURCECORP Amends By-Laws and Adopts Stockholders' Rights Plan
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DALLAS, Texas (June 27, 2005) - SOURCECORP, Incorporated (NASDAQ: SRCP)
announced that on June 24, 2005, its Board of Directors has adopted certain amendments to its Amended and Restated By-Laws and adopted a Stockholders' Rights Plan. The By-Law amendments help ensure that all stockholders and the Board of Directors have adequate time and information to assess and react to any proposals that are made by establishing advance notice, information and other procedural requirements with respect to stockholder action by written consent and at any stockholder meeting. The amendments also clarify procedures related to the setting of record dates and adjournment of meetings and eliminate the ability of stockholders to call a special meeting.

The Stockholders' Rights Plan is designed to help ensure that all SOURCECORP stockholders receive fair and equal treatment in the event of an attempted takeover and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of SOURCECORP to the detriment of stockholders.

The Company's Board of Directors has determined that the Stockholders' Rights Plan is a sound and reasonable way to safeguard stockholders' interests and that the Stockholders' Rights Plan will not prevent an acquisition of SOURCECORP that is fair to and in the best interests of all SOURCECORP stockholders. Rather, it gives the Board of Directors the leverage it needs to help maximize the stockholder value in the event of a takeover attempt.

Under the Rights Plan, each holder of SOURCECORP common stock, after the close of business on July 4, 2005, will receive a dividend distribution of one Right for each share of SOURCECORP common stock held. Each Right entitles stockholders to buy 1/1000th of a share of Series A Participating Preferred Stock of the Company at an exercise price of $90.00, subject to adjustment in certain circumstances. Each preferred share fraction is designed to be equivalent in voting and dividend rights to one share of common stock.

The Rights will be exercisable and will trade separately from the shares of common stock only if a person or group, with certain exceptions, acquires 15% or more of SOURCECORP's common stock or commences a tender or exchange offer that would result in such person or group owning 15% or more of SOURCECORP's common stock. Prior to that, the Rights will not trade separately from the common stock. The Company may redeem the Rights for $0.001 per Right prior to the time any person or group acquires 15% or more of SOURCECORP's common stock. All Rights expire on June 24, 2015.

If any person or group acquires 15% or more of SOURCECORP's common stock (other than pursuant to a tender or exchange offer for all common stock at a price and on terms approved by the Board of Directors), each Right will entitle its holder to purchase, at the Right's exercise price, common stock of SOURCECORP having a market value of twice the Right's exercise price. This amounts to the right to buy SOURCECORP common stock at half price. Rights owned by the party triggering the exercise of Rights will not be exercisable.

(C)2005 SOURCECORP, Inc.  All rights Reserved
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In addition, if, after any person or group has become a 15%-or-more stockholder,
SOURCECORP is involved in a merger or other business combination transaction with another person in which its shares of common stock are changed or converted, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's exercise price, shares of common stock of such other person having a market value of twice the Right's exercise price.

Details of the Stockholders' Rights Plan will be mailed to stockholders. The Amended and Restated By-Laws will be posted to SOURCECORP's website.


About SOURCECORP(R)
SOURCECORP, Incorporated provides business process outsourcing solutions and specialized high value consulting services to clients throughout the U.S. SOURCECORP focuses on business processes in information-intensive industries including commercial, financial, government, healthcare, and legal. Headquartered in Dallas, the Company serves clients throughout the United States through a network of locations in the U.S., Mexico and India.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index. The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine (2001). SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies (1998, 1999), based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America's 100 Fastest Growing Public Companies (1999).

Contact: Barry Edwards, Chief Financial Officer: barryedwards@srcp.com 214.740.6690

For more information about SOURCECORP's solutions, including case-study examples, visit the SOURCECORP website at www.sourcecorp.com.


The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements. These forward-looking statements include, but are not limited to, any financial estimates, projections, and estimates of future contract values included in this press release. The aforementioned risks and uncertainties include, without limitation, the risks of integrating our operating companies, of the timing and magnitude of technological advances, of the occurrences of a diminution in our existing customers' needs for our services, of a change in the amount companies outsource business processes, of the impact to margins resulting from a change in revenue mix as well as the risks detailed in SOURCECORP's filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading "Risk Factors" in the Company's most recent annual report on Form 10-K. SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.



(C)2005 SOURCECORP, Inc.  All rights Reserved